Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA •92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070

Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS ANNOUNCES BOARD CHANGES

IRVINE, Calif., Feb. 10, 2015 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, today announced two changes to the company’s board of directors.  Kieran T. Gallahue, chairman and chief executive officer of CareFusion Corporation, has been appointed to Edwards’ board, effective immediately.  Current director Mike R. Bowlin has expressed his desire to retire from the board and will not seek re-election at the annual stockholder meeting in May.

“We are fortunate that the timing of these individual decisions enables Edwards to allow a smooth transition and benefit from both Mike and Kieran during the next several months, working in partnership with our talented board,” said Michael A. Mussallem, Edwards’ chairman and CEO.

Bowlin joined Edwards’ board of directors in 2000, when Edwards was established as an independent, publicly held corporation.  He has served as a member and chairman of the compensation and governance committee and presiding director.  Bowlin retired from the Atlantic Richfield Company in 2000, after holding positions including chairman of the board, CEO and president.

“I’d like to take this opportunity to express my sincere gratitude to Mike for his outstanding service to our board of directors,” said Mussallem.  “He is extremely knowledgeable about the complex international business environment and brought large-scale experience on diverse compensation and incentive matters.  We wish Mike the best in his upcoming retirement from the board, and thank him for his valuable insight and guidance as we have built a record of success for Edwards.

“I would also like to welcome Kieran to a strong board that will benefit from his 20 years of executive management experience in medical technology and his leadership roles on other public company boards and committees,” said Mussallem.  “Kieran has led a number of innovative companies and been an active advocate of the value of medical technology, and we look forward to his contributions in helping to advise Edwards as we pursue our unique focused innovation strategy.”

Since 2011, Gallahue has served as chairman and CEO of CareFusion, a global corporation serving the healthcare industry with products and services that help hospitals measurably improve the safety and quality of care.  Prior, he served as president and, later, as CEO of ResMed, Inc.  Gallahue is currently on the executive committee of the board of the Advanced Medical Technology Association (AdvaMed).

About Edwards Lifesciences

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring.  Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring, enabling them to save and enhance lives. Additional company information can be found at edwards.com.

Edwards, Edwards Lifesciences and the stylized E logo are trademarks of Edwards Lifesciences Corporation.

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